  EXHIBIT 5.1

7800 Rancharrah Parkway Reno, NV 89511 PH (775) 788-2200 | FX (775) 786-1177 fennemorecraig.com

July 5, 2023

Zivo Bioscience, Inc.

21 East Long Lake Road, Suite 100

Bloomfield Hills, Michigan 48304

Re:	Registration on Form S-3 for Zivo Bioscience, Inc.

Ladies and Gentlemen:

We are acting as special Nevada counsel for Zivo Bioscience, Inc., a Nevada corporation (the “Company”), in connection with the registration and sale under a Registration Statement on Form S-3, defined below, by the Company under the Securities Act of 1933, as amended (the “Act”) for the proposed sale (the "Offering") of: (A) approximately $4,000,000 of Company securities, consisting of: (i) 1,030,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the "Common Stock"), and (ii) pre-funded common stock purchase warrants (the "Prefunded Warrants") to purchase up to an aggregate of 468,130 shares of Common Stock (the “Prefunded Common Shares”).

We have examined originals or copies of each of the documents listed below:

1.	The Articles of Incorporation of the Company, as amended, as certified by an officer of the Company;

2.	The Amended and Restated Bylaws of the Company, as certified by an officer of the Company;

3.	The form of the Prefunded Warrants;

4.	Resolutions of the Board of Directors of the Company, dated as of June 30, 2023, relating to the registration and issuance of the Shares, the Prefunded Warrants, and the Prefunded Common Shares

5.	The form of the Placement Agency Agreement to be executed in connection with the Offering by and between the Company and Maxim Group LLC (the “Underwriting Agreement”); and

6.	The Registration Statement on Form S-3 (File No. 333-259082) filed by the Company with the Securities and Exchange Commission ("SEC") on August 26, 2021, as amended (the "Registration Statement").

Zivo Bioscience, Inc.

July 5, 2023

We have examined originals or copies of such other corporate records, certificates of corporate officers and public officials and other agreements and documents as we have deemed necessary or advisable for purposes of this opinion letter.  We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all factual matters contained therein.

Without limiting the generality of the foregoing, in our examination, we have, with your permission, assumed without independent verification, that (i) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; and (ii) all corporate records made available to us by the Company and all public records we have reviewed are accurate and complete.  We note that the Company has reserved, and assume it will continue to maintain reserved, a sufficient number of shares of its duly authorized, but unissued, shares of the Company’s common stock as is necessary to provide for the issuance of the Warrant Shares.

Based on the foregoing, and subject to the qualifications, exceptions, and limitations set forth herein it is our opinion that:

1.

Issuance of the Shares has been duly authorized by the Company and, when issued and paid for in accordance with the terms of the Registration Statement, the Placement Agency Agreement, and the Resolutions, the Shares will be validly issued, fully paid and nonassessable.

2.

Issuance of the Prefunded Warrants has been duly authorized by the Company and, when issued and paid for in accordance with the terms of the Registration Statement, the Placement Agency Agreement, and the Resolutions, the Warrants will be validly issued.

3.

Issuance of the Prefunded Common Shares has been duly authorized by the Company and, when issued and paid for in accordance with the terms of the respective Prefunded Warrant and the Resolutions, the Prefunded Common Shares will be validly issued, fully paid and nonassessable.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of Nevada.  The opinions expressed above concern only the effect of the laws (excluding the principles of conflict of laws) of the State of Nevada currently in effect.  We assume no obligation to supplement this opinion if any applicable laws change after the date of this opinion, or if we become aware of any facts that might change the opinions expressed above after the date of this opinion.

Zivo Bioscience, Inc.

July 5, 2023

This opinion is issued in the State of Nevada. By issuing this opinion, Fennemore Craig, P.C. (i) shall not be deemed to be transacting business in any other state or jurisdiction other than the State of Nevada and (ii) does not consent to the jurisdiction of any state other than the State of Nevada.  Any claim or cause of action arising out of the opinions expressed herein must be brought in the State of Nevada.  Your acceptance of this opinion shall constitute your agreement to the foregoing.

We consent to your filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.  The opinions expressed in this letter are rendered as of the date hereof, and we express no opinion as to circumstances or events that may occur subsequent to such date.  Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Prefunded Warrants, or the Prefunded Common Shares.

Very truly yours,

/s/ Fennemore Craig, P.C.
Fennemore Craig, P.C.

CETE/CDOL